Exhibit 99.1

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186

Trading Symbol: VGZ

Toronto and American Stock Exchanges

NEWS

Vista Gold Corp. Announces Personnel Appointments, Third Quarter Financial Results

Denver, Colorado November 10, 2004 — Vista Gold Corp. (TSX & AMEX: VGZ) is pleased to announce the promotion of Howard M. Harlan, R.G., C.P.G., to the position of Vice President, Business Development and the appointment of Warren R.G. Bates, P. Geo., to the position of Chief Geologist. Mr. Harlan was previously Manager, Corporate Administration with the Company and Mr. Bates was International Exploration Manager.  Mr. Harlan has over 35 years experience in exploration, development, operations, project evaluation, and mergers and acquisitions in the mining industry in North and South America. Mr. Harlan holds B.S. and M.S. degrees in Geology from the University of Arizona and is a registered geologist and certified professional geologist.

Mr. Bates joined the Vista Gold/Granges exploration team in 1985. He has managed exploration programs for gold, copper, nickel and diamonds in North and South America, working in a variety of geologic and geographic locations. Mr. Bates is experienced in grass-roots exploration and mine site exploration, and has also worked on project acquisitions and evaluations. He holds Honors degrees in Chemistry and Geology from the University of Manitoba, and is a Qualified Person under Canadian National Instrument 43-101 requirements.

In its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, to be filed with the US Securities and Exchange Commission, Vista reports a consolidated net loss of US$1.0 million or US$0.07 per share compared to a net loss of US$0.5 million or US$0.04 per share for the quarter ended September 30, 2003. The increase in losses of US$0.5 million compared to the same period last year resulted in part from increased exploration, property evaluation and holding costs of US$0.2 million reflecting the reclassification of tax expense relating to the Hycroft reclamation bond which was previously stated as restricted cash, a US$0.07 million reduction in gold sales, and increased property evaluation costs of US$0.08 million.  As well, stock-based compensation, which was not previously reported in 2003 as an expense was US$0.12 million, compared to zero in the same previous period. For the nine months ended September 30, 2004, Vista reported a consolidated net loss of US$3.6 million or US$0.23 per share compared to a net loss of US$2.0 million or US$0.16 per share for the same period in 2003.

At the end of the quarter the Corporation had working capital of US$8.6 million and no debt.

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Corporation’s holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills, Hycroft and Wildcat projects in Nevada, the Long Valley project in California, the Yellow Pine project in Idaho, the Paredones Amarillos and Guadalupe de los Reyes projects in Mexico, the Amayapampa project in Bolivia, and the Awak Mas project in Indonesia.

The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation’s periodic reports, including the annual report on Form 10-K filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Greg Marlier at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com